Exhibit 10.2

SEPARATION AND RELEASE OF CLAIMS AGREEMENT
This Separation and Release of Claims Agreement (as may be amended, the “Agreement”) constitutes a binding agreement between Spencer Doran Hole (“Executive”), an individual, and the Company (as defined in the next paragraph), effective as of the Effective Date (as defined below). Executive and the Company are collectively referred to as the “Parties” or individually referred to as a “Party.”
Executive is advised to consult with an attorney concerning its terms. By signing below, Executive is agreeing to the terms described below in return for the payments and benefits provided herein.
    For purposes of this Agreement, (a) “Company” means Stem, Inc. a Delaware corporation, for and on behalf of its Affiliates, including without limitation, Stem US Operations Inc., a Delaware corporation; (b) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the Person in question. As used herein, the term “control” means (a) direct or indirect beneficial ownership of 50% or more of the voting securities or voting interest of a Person or, in the case of a limited partnership, of 50% or more of the general partnership interest, either directly or through an entity which the Person controls or (b) the possession of the power to direct the management of a Person, whether through contract or otherwise; and (c) “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental authority.

RECITALS
WHEREAS, Executive is the Chief Finance Officer and EVP of Stem, Inc.; and
WHEREAS, Executive and the Company previously entered into that certain Executive Employment Agreement, dated as of September 2, 2024 (the “Employment Agreement”); and
WHEREAS, Section 4.1 of the Employment Agreement provides that, in the event of a “Covered Termination” (as defined in Sections 1.6 and 1.9 therein), Executive will be entitled to receive the severance benefits described in Section 4.1(a) thereof, provided that Executive (A) delivers an effective general release of all claims against the Company and its Affiliates in a form provided by the Company, and that becomes effective and irrevocable within sixty (60) days following the Covered Termination and (B) continues to comply with Articles V through VII of the Employment Agreement; and
WHEREAS, the Parties agree that the termination of Executive’s employment with the Company is a “Covered Termination” as defined in the Employment Agreement; and
WHEREAS, Executive’s employment with the Company terminated on July 17, 2025.
NOW, THEREFORE, in exchange for the mutual covenants and conditions contained herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.Last Day of Employment; Payments and Benefits; Advisory Agreement. Executive’s last day of employment with the Company and its Affiliates was July 17, 2025, effective 11:59 p.m. Central Time (the “Separation Date”). As of the Separation Date, Executive resigned from any and all corporate offices, directorships, powers of attorney, committee memberships, and any and all other corporate roles with the Company. All of Executive’s health insurance benefits will cease effective as of 12:01 a.m. Pacific Time on July 31, 2025, subject to Executive’s right to continue health insurance under COBRA as set forth below. Except as otherwise provided herein, Executive’s participation in all benefits and incidents of employment, including, but not limited to, the accrual of bonuses, vacation and paid time off, ceased as of the Separation Date.
1.Provided that Executive (1) signs this Agreement at or within twenty-one (21) days after receiving it and does not revoke it under Section 5 below and (2) continues to comply with Articles V through VII of the Employment Agreement (as amended herein), the Company will provide Executive the severance payments and benefits pursuant to Section 4.1(a) of the Employment Agreement, as further described in this Section 1.
a.The Company shall pay to Executive any accrued but unpaid base salary and other accrued and unpaid compensation. In addition, the Company shall pay to Executive a sum of $475,000, being equal to 12 months of  Executive’s annual base salary in effect on the Separation Date, less applicable taxes and other withholdings, such net amount to be payable in a lump sum payment as soon as administratively practicable following the Effective Date and, in any event, no later than the sixtieth (60th) day following the Separation Date.
b.Company shall pay Executive a pro rata portion of Executive’s annual incentive bonus, based on a target opportunity of 75% of Executive’s base salary in effect on the Separation Date (the “Annual Bonus”) for the 2025 fiscal year, based on actual achievement of the applicable bonus objectives and conditions determined by the Board of Directors of Stem, Inc. (the “Board”) or a committee of the Board for such year (determined by multiplying the amount of the Annual Bonus that would be payable for the full fiscal year by a fraction, the numerator of which shall be equal to the number of days during the fiscal year of termination that Executive is employed by, and performing services for, the Company and the denominator of which is 365 days), at the same time bonuses for such year are paid to other senior executives of the Company, but in no event later than March 30, 2026.
c.Subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall directly pay, or reimburse Executive for the premium for Executive and Executive’s covered dependents to maintain continued health coverage pursuant to the provisions of COBRA through the earlier of (A) the 9 month anniversary of the Separation Date and (B) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under Executive’s new employer’s plan(s). Notwithstanding the foregoing, if the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service

Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments.
d.Following the Separation Date, Executive shall continue to provide services to the Company as a consultant in accordance with the terms of the Advisory Agreement, which is incorporated by reference and attached hereto as Exhibit A.
e.Executive shall submit for refund (and promptly repay the Company), or promptly reimburse the Company, as applicable, for any and all previously paid airfare, car rental and hotel bookings that are with respect to dates from and after the Separation Date, which the Company has paid on behalf of, or reimbursed, Executive.
Executive acknowledges and represents that, other than the consideration set forth in Section 1 above, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive.
2.Treatment of RSUs and Options. Except as provided in the Advisory Agreement, all outstanding and unvested restricted stock units (“RSUs”) and stock options as of the Separation Date previously issued to Executive by the Company will be cancelled and forfeited automatically.
3.No Consideration Absent Execution and Delivery of this Agreement. Executive acknowledges that Executive was presented with a substantially final draft of the Agreement on July 1, 2025. Executive also acknowledges and agrees that the receipt of any monies or benefits as set forth herein (including in Section 1 hereof) are subject to the Company’s receipt of (a) an executed Agreement no later than July 21, 2025 and (b) a written certification that he has returned all Company equipment and property pursuant to Section 8(b) hereof. After such date, this Agreement, shall be null and void if the executed Agreement is not received by the Company or if it is revoked under Section 5 hereof.
4.General Release of Claims. Executive, individually, and on behalf of Executive’s heirs, executors, administrators, successors, and assigns (collectively referred to throughout the remainder of this Agreement as “Executive”) knowingly and voluntarily releases and forever discharges Company, its Affiliates, predecessors, insurers, divisions, successors and assigns and the current and former employees, attorneys, officers, directors and agents thereof both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Company Releasees”), of and from any and all disputes, differences, claims, complaints, grievances, charges, obligations, actions, petitions, and demands or causes of action (collectively, “Claims”) may lawfully be released by private agreement, known and unknown, that Executive has or may have against Company Releasees as of the date of Executive’s execution of this Agreement, including, but not limited to:
•any and all Claims arising out of or relating in any way to Executive’s employment relationship with the Company and its Affiliates and the termination of that relationship;
•any and all Claims relating to, or arising from, Executive’s right to purchase, or Executive’s actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
•any and all Claims for wrongful discharge of employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract (both express and implied), breach of covenant of good faith and fair dealing (both express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, fraud, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, conversion, and disability benefits;
•any and all Claims for violation of any federal, state, or municipal statute, regulation, or foreign constitution, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Executive Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, the Immigration Control and Reform Act, the Affordable Care Act, the California Family Rights Act, the California Labor Code, the California Workers’ Compensation Act, and the California Fair Employment and Housing Act;
•any and all Claims for violation of the federal or any state constitution;
•any and all Claims arising out of any other laws and regulations relating to employment or employment discrimination;
•any Claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; or
•any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.
Executive agrees that the Agreement set forth in this Section 4 shall be and remain in effect in all respects as a complete general release as to the matters released. This Agreement shall not extend to any Claim or cause of action to enforce (1) any obligations incurred under this Agreement, (2) any vested rights Executive has under the employee benefit plans, programs or policies of the Company and its affiliates, as in effect as of the date hereof; (3) any indemnification rights to which Executive is entitled under the Company’s governing documents, by contract, or law; or (4) Executive’s rights following the date hereof with respect to any vested equity awards as of the date hereof. This Agreement is not intended to release any Claims, that the Executive is not free to release on his or her own accord. Executive waives participation, to the extent permitted by law, in any class or collective action, as either a class or collective action representative or participant as to those claims not released, by signing this Agreement prior to the conditional certification of a class or collective action. This Agreement does not waive participation in a class or collective action certified prior to the date of the Executive’s signature if the Executive meets the requirements for the defined class or collective class.
Executive represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section 4.
5.Acknowledgment of Waiver of Claims under ADEA. Executive expressly acknowledges and agrees that by entering into this Agreement, he is waiving and releasing any and all rights or Claims that Executive may have under the Age Discrimination in Employment Act of 1967 (the “ADEA”), and that this Agreement is knowing and voluntary. Executive agrees that this Agreement does not apply to any rights or claims that may arise under the ADEA after the Effective Date. Executive acknowledges that the consideration given hereunder for this Agreement is in addition to anything of value to which Executive was already entitled to receive prior to entering into this Agreement. Executive further acknowledges that Executive has been advised is advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive was given a copy of this Agreement on July 1, 2025, and has been given at least twenty-one (21) calendar days within which to consider whether to sign it; (c) if Executive accepts this Agreement, he has seven (7) calendar days following his execution hereof to revoke it; (d) this Agreement will not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in fewer than the 21-calendar day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the Chief People Officer of Stem, Inc. via email and received on or before the 7th calendar day following execution of this Agreement. In the event Executive timely revokes acceptance of this Agreement, the Company shall have no obligation to pay, or otherwise deliver to Executive, any part of the consideration hereunder. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-calendar day period.
6.California Civil Code Section 1542. Executive acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims. Executive is releasing all rights under Section 1542 of the California Civil Code, which reads as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO

EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Executive also is not waiving the right to indemnity for necessary expenditures or losses (e.g., reimbursement of business expenses) incurred on behalf of the Company as provided in Section 2802 of the California Labor Code.

7.Affirmations. Executive affirms that Executive has not filed, caused to be filed, and is not currently a party to, any claim, complaint, or action against any Company Releasees in any forum or form. If the aforementioned is not accurate, Executive acknowledges and agrees that such claims, complaints or actions, to the extent permitted by law, may be waived by this Agreement, and Company advises Executive to consult with an attorney prior to executing this Agreement. Executive furthermore affirms that Executive has no known workplace injuries or occupational diseases.
Executive affirms that all of the Company’s decisions regarding Executive’s pay and benefits through the Separation Date were not discriminatory based on age, disability, race, color, sex, sexual orientation, gender, gender identity, gender expression, pregnancy, marital status, veteran status, religion, national origin, ancestry, mental or physical disability, medical condition, denial of family and medical care leave, or any other classification protected by law.
Executive affirms that, with respect to any portion of Executive’s compensation or benefits that are based on hours worked, Executive affirms that Executive has accurately reported and been paid for all hours worked and has received all compensation, wages, bonuses, commissions and benefits which are due and payable as of the date of Executive’s execution of this Agreement.
Executive further affirms that Executive has not been retaliated against for reporting any allegations of wrongdoing by Company or its officers, including any allegations of corporate fraud. Executive understands that Company has relied upon Executive’s representations herein.
8.Consideration and Post-Employment Covenants. For the consideration provided to Executive in this Agreement, Executive (1) agrees to continue to comply with Article V (Proprietary Information and Confidentiality Obligations) and Article VI (Section 6.3 only) of the Employment Agreement. Article V (Proprietary Information and Confidentiality Obligations) and Article VI (Section 6.3 only) are incorporated herein by reference as if set out in full, and (2) also agrees to be bound by the following covenants:
a.Return of Property. No later than July 17, 2025, if not sooner, Executive shall deliver to the Company all (and will not keep in Executive’s possession or control, and will not recreate or deliver to anyone else, any) Confidential Information, as well as all other devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, customer or client lists or information, or any other documents or property (including all reproductions of the aforementioned items)

belonging to the Company or any of its Affiliates or ventures, regardless of whether such items were prepared by Executive. Executive’s signature below constitutes Executive’s certification under penalty of perjury that Executive will return all documents and other items provided to Executive by the Company or any of its Affiliates, developed or obtained by Executive in connection with his employment with the Company, or otherwise belonging to the Company. Executive understands that the Company, in its sole discretion, may choose to delay any payments due to Executive under this Agreement unless and until Executive complies with this paragraph, but such delay shall not relieve Executive of Executive’s other obligations under this Agreement or Executive’s release of claims.
b.Nonsolicitation. For the period of 12 months following the Separation Date (the “Restricted Period”), Executive will not directly or indirectly, for the benefit of another business, recruit, hire, solicit, or assist others in recruiting, hiring, or soliciting any person, who is, at the time of the recruiting, hiring, or solicitation, an employee of the Company to leave the employment of the Company, or work for a competing business. This restriction will be limited to persons: (1) with whom Executive had contact or business dealings while employed by Company; (2) who worked in Executive’s business unit; or (3) about whom Executive had access to confidential information. If Executive resides in California at the time this Agreement is entered into, then the forgoing restriction shall not be applicable to Executive if it would restrain Executive from “engaging in a lawful profession, trade, or business of any kind” as such is interpreted under Cal. Bus. & Prof. Code §16600. However, conduct involving misappropriation of Company trade secrets will remain prohibited and nothing in this Agreement shall be construed to limit or eliminate any rights or remedies the Company would have against Executive under trade secret law, unfair competition law, or other laws applicable in California absent this Agreement, if Executive uses trade secrets or other protected confidential information to help a competitor solicit an employee of the Company.
c.Nondisparagement. Executive covenants that he shall not, directly or indirectly, whether in writing, orally or electronically, make any false negative, derogatory or other comment with knowledge of their falsity or with reckless disregard for their truth or falsity that could reasonably be expected to be detrimental to the Company or any of its Affiliates, their business or operations, or to any of its or their current or former employees, officers or directors. The Company shall not, directly or indirectly, whether in writing, orally or electronically, make any false negative, derogatory or other comment with knowledge of their falsity or with reckless disregard for their truth or falsity that could reasonably be expected to be detrimental to Executive. Executive understands that the Company’s obligations under this paragraph (c) extend only to the Company’s current executive officers and members of its Board of Directors and only for so long as each officer or member is an employee or Director of the Company.
d.Executive agrees that these restrictions are reasonable in light of the consideration given. Executive was given an opportunity to review these restrictions, advised to consult with an attorney, and agreed to these restrictions as an agreement ancillary to Executive’s agreement to protect the Company Confidential Information, which was made in exchange for the Company’s provision of confidential information, as well as its agreement to the additional benefits provided in Section 1. The Company is relying on Executive’s commitment to comply with the restrictions set forth in this Section 8 in agreeing to pay the consideration set forth in Section 1 and this commitment is ancillary to Executive’s agreement to protect the Company’s confidential information. Executive acknowledges that in the event of a breach by Executive of these restrictive covenants, the covenants may be enforced by temporary restraining order, preliminary or temporary injunction and permanent injunction, in addition to any other remedies that may be available by law. In that connection, Executive acknowledges that in the event of a breach, the Company may suffer irreparable injury for which there is no adequate legal remedy, in part because damages caused by the breach may be difficult to prove with any reasonable degree of certainty.
e.Reasonable Cooperation. Beginning on the Separation Date and for twelve (12) months thereafter, Executive agrees that Executive will reasonably cooperate with and assist the Company, its subsidiaries and Affiliates, and any of their respective officers, directors, shareholders or employees: (A) concerning requests for information about the business of the Company or its subsidiaries or Affiliates or Executive’s involvement and participation therein (including but not limited to requests and subpoenas to provide information or testimony); (B) in connection with any investigation or review by the Company or any federal, state or local regulatory, quasi-regulatory or self-governing authority as any such investigation or review relates to events or occurrences that transpired while Executive were employed by the Company; and (C) with respect to transition and succession matters. Executive’s cooperation shall include, but not be limited to (taking into account Executive’s personal and professional obligations, including those to any new employer or entity to which Executive provide services), being available to meet and speak with officers or employees of the Company and/or the Company’s counsel at reasonable times and locations, executing accurate and truthful documents, and taking such other actions as may reasonably be requested by the Company and/or the Company’s counsel to effect the foregoing. Executive shall be entitled to reimbursement from the Company, upon receipt by the Company of suitable documentation, for reasonable and necessary travel and other expenses which Executive may incur on such matters at the specific request of the Company and as approved by the Company in advance and in accordance with its policies and procedures established from time to time.
f.LinkedIn and Social Media Profiles. Executive agrees that within five (5) days of public announcement of Executive’s new employment, Executive will update her LinkedIn and other social media profiles as necessary to reflect that he no longer works for Stem.
9.Confidentiality of Agreement. Except as (a) otherwise required by law or regulation or permitted by Section 10 below, Executive agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required by law, Executive may disclose Separation Information only to his immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Executive’s attorney(s), and Executive’s accountant and any professional tax or financial advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns and must prevent disclosure of any

Separation Information to all other third parties. Executive agrees that he will not publicize, directly or indirectly, any Separation Information.
10.Protected Activity Not Prohibited. Executive understands that nothing in this Agreement shall in any way limit or prohibit Executive from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” means disclosing, discussing, or making truthful statements about sexual harassment or sexual assault disputes, or any other unlawful or unsafe Company conduct or practices; filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, and the National Labor Relations Board regarding any possible violations of law. However, to the maximum extent permitted by law, Executive agrees that Executive is waiving rights to individual relief (including backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Executive or on Executive’s behalf by any third party, except for any right Executive may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency or otherwise where prohibited. Notwithstanding any restrictions set forth in this Agreement, Executive understands that he is not required to obtain authorization from the Company prior to disclosing information to, or communicating with, such agencies, nor is Executive obligated to advise the Company as to any such disclosures or communications. Notwithstanding, in making any such disclosures or communications, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information to any parties other than the relevant government agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement. Executive understands that pursuant to 18 USC § 1833(b), an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (a) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order. Nothing in this Agreement, including but not limited to, the acknowledgments, release of claims, proprietary information, return of property, confidentiality, cooperation, and non-disparagement provisions prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful or waives Executive’s right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, when Executive has been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.
11.No Cooperation. Executive agrees that he will not knowingly counsel, or assist, any attorneys or their clients in the presentation or prosecution of any Claims by any third party against any of the Company Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Executive agrees both to promptly notify the Company upon receipt of any such subpoena or court order, and to furnish a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any Claims against any of the Company Releasees, Executive shall state no more than that he cannot provide counsel or assistance. Nothing in this Agreement, including this section and Section 8 above, shall be construed as requiring Executive to cooperate with the Company with respect to any charge or litigation in which Executive is a plaintiff or complaining party, or any confidential investigation by a competent government agency in which Executive is a witness for or providing support to a charging or complaining party or are asked by a Government Agency to maintain confidentiality.
12.Governing Law and Venue; Reformation; Severability. This Agreement shall be construed, interpreted, and enforced in accordance with the laws of the State of Texas, without regard to its choice of law principles. Venue for any dispute(s) arising from or related to this Agreement shall lie solely, and is convenient, in Fort Bend County, Texas. Executive consents to the choice of law and venue provisions of this Agreement and agrees that Executive will not contest these provisions in any future proceeding(s).
In the event Executive breaches any provision of this Agreement, Executive and Company affirm that Company may institute an action to specifically enforce any term or terms of this Agreement. The Company’s right to injunctive relief is in addition to any rights otherwise available to the Company, and the parties agree such injunctive relief may be obtained without the necessity of posting any bond.
Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.
13.Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Executive acknowledges and agrees that any material breach of this Agreement as determined by a court of competent jurisdiction or arbitrator, unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or the confidentiality provisions hereof shall entitle the Company immediately to recover and cease providing the consideration provided to Executive under this Agreement and to obtain damages, except as provided by law.
14.Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.
15.No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed Claims by Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential Claims or (b) an acknowledgment or admission by the Company or any of the other Company Releasees of any fault or liability whatsoever to Executive or to any third party, or (c) an admission by the Executive or Company or any other of the Company Releasees that they engaged in any wrongful or unlawful act or that the Company or any other Releasee violated any federal or state law or regulation.
16.Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.
17.Entire Agreement. This Agreement (including Exhibit A attached hereto) and Articles V through VII of the Employment Agreement (as amended herein), set forth the entire agreement between the Parties with respect to the subject matter hereof, and fully supersedes any prior agreements or understandings between the Parties, except any agreement between Executive and Company (including Company’s Affiliates) containing restrictions relating to patents, confidential information, intellectual property, or solicitation. Executive acknowledges that he has not relied on any representations, promises or agreements of any kind made to him/her in connection with the decision to accept this Agreement except for those set forth in this Agreement. If there is any conflict between Articles V through VII of the Employment Agreement and this Agreement, the terms of this Agreement shall control.
18.Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by either Party to the other shall be sufficient if in writing and delivered in person or by courier service (with proof of receipt of delivery); mailed by certified mail, first-class postage prepaid and return receipt requested; or by confirmed electronic mail, as follows:

If to the Company:         c/o Stem, Inc.
                1400 Post Oak Boulevard, Suite 560
                Houston, Texas 77056
Attention: VP, Human Resources
    Taylor.Beeninga@stem.com
If to Executive:         Spencer Doran Hole
[at address on file with the Company]

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by email shall be effective when sent by confirmed electronic mail if sent during normal business hours of the recipient (9:00 a.m. to 5:00 p.m., recipient’s local time), if not, then on the next business day. Either Party may change any address to which notice is to be given to it by giving written notice as provided above of such change of address, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Either Party may notify the other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no prior written notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.
19.Right to Revoke; Effective Date. Within seven (7) days following execution of this Agreement, Executive may revoke acceptance of this Agreement by delivering written notification via email to Taylor Beeninga. If Executive revokes his acceptance within this seven-day revocation period, no payments or benefits described in this Agreement will be provided to Executive. This Agreement shall not become effective until the eighth (8th) day after Executive signs, without revoking, this Agreement (the “Effective Date”). No payments or other benefits due to Executive under this Agreement shall be made or begin before the Effective Date.
20.Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other party; provided, however, that Company may assign its rights and obligations hereunder to any Affiliate, and Executive specifically consents to such future assignment. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.
21.Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.
22.ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN FORT BEND COUNTY, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH TEXAS LAW, INCLUDING THE TEXAS RULES OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH TEXAS LAW, TEXAS LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE

ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH SHARE THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.
23.Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on his/her behalf under this Agreement. Executive agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Company harmless from any Claims, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company or any of its Affiliates for any amounts claimed due on account of (a) Executive’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company or any of its Affiliates by reason of any such claims, including attorneys’ fees and costs.
24.Section 409A. It is intended that this Agreement comply with, or be exempt from, Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A.  Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.  The Company and Executive will work together in good faith to consider either (a) amendments to this Agreement; or (b) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Executive under Section 409A.  In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A.
25.Counterparts. This Agreement and other documents to be delivered pursuant to this Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same agreement or document, and will be effective when counterparts have been signed by each of the Parties and delivered to the other Party. Each Party agrees that the electronic signatures, whether digital or encrypted, of the Parties included in this Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures. Delivery of a copy of this Agreement or any other document contemplated hereby, bearing an original manual or electronic signature by facsimile transmission (including a facsimile delivered via the Internet), by electronic mail in “portable document format” (“.pdf”) or similar format intended to preserve the original graphic and pictorial appearance of a document, or through the use of electronic signature software will have the same effect as physical delivery of the paper document bearing an original signature.
EXECUTIVE HAS BEEN ADVISED THAT HE HAS TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT, AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT.
EXECUTIVE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE 21-DAY CONSIDERATION PERIOD.
EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT.
HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH IN SECTION 1 ABOVE, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST COMPANY AS PROVIDED HEREIN.
EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN INFORMED OF HIS/HER RIGHT TO REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN DAYS FOLLOWING EXECUTION HEREOF AS DESCRIBED IN SECTION 5 HEREOF.
[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the dates set forth below their respective signatures, but effective as of the Effective Date set forth herein.

STEM, INC.
By:
Name: Taylor Beeninga
Title: VP, People and Culture
Date:
EXECUTIVE

Name: Spencer Doran Hole
Date: